Exhibit 11

                               Xerox Corporation

                Computation of Net Income (Loss) Per Common Share
      (Dollars in millions, except per-share data; shares in thousands)

                                            Three months      Six months
                                           ended June 30,    ended June 30,
                                           2001     2000     2001     2000

I. Basic Net Income (Loss) Per
     Common Share

   Net Income (Loss)                      $(281)   $ 202    $ (79)   $ (47)
   Accrued dividends on ESOP preferred
     stock, net                               -       (7)     (12)     (17)
      Adjusted net income (loss)          $(281)   $ 195    $ (91)   $ (64)

   Average common shares outstanding
     during the period                  699,657  666,360  688,478  666,031
   Common shares issuable with respect
     to exchangeable shares                 834      920      859      921
   Adjusted average shares outstanding
     for the period                     700,491  667,280  689,337  666,952


   Basic earnings (loss) per share       $(0.40)   $0.29   $(0.13)  $(0.10)


II. Diluted Net Income (Loss) Per
    Common Share

   Net Income (Loss)                      $(281)   $ 202    $ (79)   $ (47)
   ESOP expense adjustment, net of tax        -       (7)     (12)     (17)
   Interest on convertible debt,
   net of tax                                 -        1        -        -

   Adjusted net income (loss)             $(281)   $ 196    $ (91)   $ (64)

   Average common shares outstanding
     during the period                  699,657  666,360  688,478  666,031
   Stock options, incentive and
     exchangeable shares                    834    6,147      859      921
   Convertible debt                           -    5,287        -        -
   ESOP preferred stock                       -   51,004        -        -
   Adjusted average shares outstanding
     for the period                     700,491  728,798  689,337  666,952


   Diluted earnings (loss) per share     $(0.40)  $ 0.27   $(0.13)  $(0.10)